EXHIBIT 99.1

PriceSmart Announces Second Quarter Results

SAN DIEGO, CA (April 12, 2005) - PriceSmart, Inc. (NASDAQ: PSMT, www.pricesmart.com) today announced its results of operations for the second quarter of fiscal year 2005 which ended on February 28, 2005.

For the second quarter of fiscal 2005, total revenues increased 10.3% to $182.7 million from $165.6 million in the second quarter of fiscal year 2004. Net warehouse club sales increased 10.5% to $178.5 million in the current quarter from $161.5 million in the second quarter of fiscal year 2004. The Company had an operating profit of $803,000 in the quarter compared to an operating loss of $1.5 million in the same period last year. Second quarter fiscal 2005 net loss attributable to common shareholders was $3.2 million or ($0.16) per diluted share compared to a net loss attributable to common shareholders of $4.5 million or ($0.61) per diluted share in the second quarter of fiscal 2004.

For the first six months of fiscal 2005, total revenues increased 8.3% to $339.4 million from $313.5 million in the first six months of fiscal 2004 and net warehouse sales increased 8.6% during that same period. For the first six months of fiscal 2005, the Company recorded an operating profit of $2.6 million and a net loss attributable to common shareholders of $5.7 million or ($0.38) per diluted share. During the same six month period in fiscal 2004, the Company recorded an operating loss of $5.3 million and a net loss attributable to common shareholders of $11.5 million, or ($1.59) per diluted share.

The net loss in the current quarter includes (1) a $1.0 million contingent charge related to past custom duties on merchandise imported into one of the Company’s subsidiaries; (2) the Company’s portion, not covered by insurance, of the settlement (subject to court approval) of the consolidated securities litigation announced on March 3, 2005 along with related legal costs totaling $700,000; and (3) approximately $1.5 million in additional operating costs associated with the closure of the warehouse club operations of PSMT Mexico on February 28, 2005.

Commenting on the results of the second quarter, Robert E. Price, Chairman and Interim Chief Executive Officer, said, “Operating improvements continue in nearly all aspects of the Company. Sales continue to show year over year growth as a result of the strong merchandising and operational efforts of management under the leadership of our President, Jose Luis Laparte. We are pleased with the growth in membership and renewal rates that, at 83%, were on par with successful U.S. warehouse club operations. The disputes with minority partners in Guatemala and the Philippines are serious matters which we are addressing. Our objective is to effectively resolve these matters for the benefit of our shareholders as well as the hundreds of employees and thousands of PriceSmart members in those countries.”

The Company ended the quarter with $57.7 million in cash and cash equivalents. During the second quarter, the Company’s consolidated cash balance increased $44.9 million, primarily related to the sale of 6.8 million shares of the Company’s common stock for aggregate proceeds of $47.8 million pursuant to the exercise of subscription rights during the $7 exercise period of the Company’s previously announced rights offering. The $7 subscription period ended on January 24, 2005. PriceSmart’s Chief Financial Officer, John M. Heffner said, “The Company’s liquidity has improved greatly resulting from the Financial Program announced on September 3, 2004, with a current ratio at the end of February of 1.34. We have also made substantial progress in reducing the Company’s interest expenses and preferred dividend obligations. Efforts are now underway to further strengthen

PriceSmart, Inc. News Release (Continued)	Page 2

the Company’s balance sheet and improve earnings by retiring in excess of $25 million in long term debt during the next fiscal quarter. We expect to accomplish these actions while maintaining a level of liquidity that will continue to provide confidence to our suppliers that we can comfortably meet all of our obligations.”

The Company had 26 warehouse clubs in operation at the end of the second quarter (excluding 3 unconsolidated warehouse clubs in Mexico that are owned through a 50/50 joint venture, which were closed effective February 28, 2005). In the comparable period a year ago, the Company ended with 25 warehouse clubs in operation (excluding 3 unconsolidated warehouse clubs in Mexico) with the closure of its Guam location in December of 2003. The Company is the process of constructing its fourth warehouse club in San Jose, Costa Rica which is planned to be open in the second half of calendar year 2005.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Central America, the Caribbean, and Asia, selling high quality merchandise at low prices to PriceSmart members. PriceSmart now operates 26 warehouse clubs in 12 countries and one U.S. territory (four each in Panama and the Philippines; three in Costa Rica; two each in Dominican Republic, El Salvador, Guatemala, Honduras, and Trinidad; and one each in Aruba, Barbados, Jamaica, Nicaragua and the United States Virgin Islands).

This press release may contain forward-looking statements concerning the Company’s anticipated future revenues and earnings, adequacy of future cash flow and related matters. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “scheduled,” and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including the following risks: the Company had a substantial loss in fiscal 2003 and 2004; the Company has in the past violated, and in the future may fail to comply with, financial covenants governing its outstanding indebtedness and is out of compliance with certain covenants, which gives lenders the right to accelerate the Company’s indebtedness; the Company’s financial performance is dependent on international operations and is therefore exposed to associated political, legal and economic risks; any failure by the Company to manage its widely dispersed operations could adversely affect its business; although the Company has taken steps to significantly improve its internal controls, there may be material weaknesses or significant deficiencies that the Company has not yet identified; the Company faces significant competition; the Company may encounter difficulties in the shipment of and inherent risks in the importation of merchandise to its warehouse clubs; the success of the Company’s business requires effective assistance from local business people, and the Company currently is engaged in disputes with its minority shareholders in Guatemala and the Philippines; the Company is exposed to weather and other risks associated with international operations; declines in the economies of the countries in which the Company operates its warehouse clubs would harm its business; a few of the Company’s stockholders have control over the Company’s voting stock, which will make it difficult to complete some corporate transactions without their support and may prevent a change in control; the loss of key personnel could harm the Company’s business; the Company is subject to volatility in foreign currency exchange; the Company faces the risk of exposure to product liability claims, a product recall and adverse publicity; a determination that the Company’s long-lived or intangible assets have been impaired could adversely affect the Company’s future results of operations and financial position; and the Company faces increased costs and compliance risks associated with Section 404 of the Sarbanes-Oxley Act of 2002; as well as the other risks detailed in the Company’s SEC reports, including the Company’s Form 10-Q filed pursuant to the Securities Exchange Act of 1934 on January 14, 2005. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events. Certain prior period amounts have been reclassified to conform to the current period presentation.

For further information, please contact Robert E. Price, Interim Chief Executive Officer (858) 551-2336; or John M. Heffner, Executive Vice President and Chief Financial Officer (858) 404-8826.

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PRICESMART, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED—AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Six Months Ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Revenues:
Sales:
Net warehouse	$178,462	$161,468	$331,488	$305,209
Export	138	304	371	809
Membership income	2,524	2,167	4,886	4,280
Other income	1,571	1,648	2,671	3,248

Total revenues	182,695	165,587	339,416	313,546

Operating expenses:
Cost of goods sold:
Net warehouse	154,040	138,850	283,562	264,473
Export	133	317	361	831
Selling, general and administrative:
Warehouse operations	21,211	20,366	40,939	40,647
General and administrative	6,295	5,854	11,387	11,020
Preopening expenses	2	156	2	166
Closure costs	211	1,512	578	1,732

Total operating expenses	181,892	167,055	336,829	318,869

Operating income (loss)	803	(1,468)	2,587	(5,323)

Other income (expense):
Interest income	696	632	1,292	1,268
Interest expense	(2,172)	(2,705)	(5,098)	(5,696)
Other expense, net	(123)	(1)	(242)	(92)

Total other expense	(1,599)	(2,074)	(4,048)	(4,520)

Loss before provision for income taxes, losses of unconsolidated affiliate and minority interest	(796)	(3,542)	(1,461)	(9,843)
Provision for income taxes	(316)	(241)	(1,021)	(189)
Losses of unconsolidated affiliate	(1,962)	(377)	(2,416)	(781)
Minority interest	(114)	497	(166)	1,009

Net loss	(3,188)	(3,663)	(5,064)	(9,804)
Preferred dividends	—	840	648	1,680

Net loss attributable to common stockholders	$(3,188)	$(4,503)	$(5,712)	$(11,484)

Loss per share – common stockholders:
Basic	$(0.16)	$(0.61)	$(0.38)	$(1.59)
Diluted	$(0.16)	$(0.61)	$(0.38)	$(1.59)

Shares used in per share computation:
Basic	20,014	7,362	15,136	7,220
Diluted	20,014	7,362	15,136	7,220

PriceSmart, Inc. News Release (Continued)	Page 4

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	February 28, 2005	August 31, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$57,657	$34,410
Short-term restricted cash	7,229	7,255
Receivables, net of allowance for doubtful accounts of $2,847 and $1,550, respectively	2,168	2,196
Merchandise inventories	70,112	62,820
Prepaid expenses and other current assets	12,355	10,185

Total current assets	149,521	116,866

Long-term restricted cash	21,855	28,422
Property and equipment, net	176,697	173,420
Goodwill	23,071	23,071
Deferred tax assets	15,819	16,009
Other assets	7,920	7,650
Long-term receivables from unconsolidated affiliate	1,561	1,316
Investment in unconsolidated affiliate	7,860	9,254

Total Assets	$404,304	$376,008

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings	$5,187	$13,412
Accounts payable	63,723	56,148
Accounts payable to and advances received from related party	—	20,273
Accrued salaries and benefits	4,363	4,496
Deferred membership income	4,941	4,173
Income taxes payable	1,339	747
Deferred tax liabilities	650	592
Other accrued expenses	15,153	15,972
Long-term debt, current portion	15,871	16,503

Total current liabilities	111,227	132,316
Deferred rent	1,482	1,260
Accrued closure costs, net of current portion	3,912	3,932
Long-term debt, related party	—	25,000
Long-term debt, net of current portion	59,894	82,138

Total liabilities	176,515	244,646
Minority interest	3,705	3,483
Commitments and contingencies	—	—

Stockholders’ Equity:
Preferred stock, $.0001 par value (stated at cost), 2,000,000 shares authorized;
Series A convertible preferred stock–20,000 shares designated, 0 and 20,000 shares issued and outstanding, respectively (liquidation preference of $0 and $21,867, respectively)	—	19,914
Series B convertible preferred stock–30,000 shares designated, 0 and 22,000 shares issued and outstanding, respectively (liquidation preference of $0 and $24,014, respectively)	—	21,975
Common stock, $.0001 par value, 45,000,000 shares authorized; 24,988,994 and 7,775,655 shares issued, respectively and 24,553,149 and 7,339,810 shares outstanding, respectively	3	1
Additional paid-in capital	311,722	170,255
Tax benefit from exercise of stock options	3,379	3,379
Notes receivable from stockholders	(29)	(33)
Deferred compensation	(1,480)	(1,932)
Accumulated other comprehensive loss	(16,433)	(18,314)
Accumulated deficit	(63,614)	(57,902)
Less: treasury stock at cost; 435,845 shares	(9,464)	(9,464)

Total stockholders’ equity	224,084	127,879

Total Liabilities and Stockholders’ Equity	$404,304	$376,008